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                                   Exhibit 5.1


December 2, 2002

CTI Group (Holdings) Inc.
333 North Alabama Street
Suite 240
Indianapolis, IN  46204

Gentlemen:

We have acted as counsel to CTI Group (Holdings) Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 4,410,000 shares of Class A common stock, par value $.01 per share ("Common Stock"), by the Company pursuant to the Company's Amended and Restated Stock Option and Restricted Stock Plan (the "Plan") and the Option Grant to A. Burt dated February 27, 1998, the Option Grant to A. Burt dated May 25, 1999, the Option Grant to T. Indrakumar dated February 27, 1998 and the Option Grant to A. Khan dated October 1, 1999 (collectively, the "Option Grants"). This Opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

     Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

     In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated,
(ii) resolutions adopted by the Board of Directors related to the amendment and restatement of the Plan and the unanimous consent of the Board of Directors related to the filing of the Registration Statement, (iii) the Plan; (iv) the Option Grants; (v) the Registration Statement (including all exhibits thereto); and (vi) a certification from an officer of the Company. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

     We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the General Corporate Law of the State of Delaware ("DGCL"). In rendering this opinion we have assumed compliance with all laws (other than the DGCL), including all federal and state laws.


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     Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

     The shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when issued in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Sincerely,


                                       /s/ Blank Rome Comisky & McCauley LLP
                                       BLANK ROME COMISKY & McCAULEY LLP

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